                                                                    EXHIBIT 10.9

Pages where confidential treatment has been requested are stamped "Confidential Treatment Requested. The redacted material has been separately filed with the Commission", the appropriate section has been marked at the appropriate place and in the margin with a (*).



                       GAS SUPPLY AND SERVICE AGREEMENT

                                    BETWEEN

                            CHEVRON PRODUCTS COMPANY

                          (PERTH AMBOY ASPHALT PLANT)

                                   AS "BUYER"

                                      AND

                           NATURAL GAS CLEARINGHOUSE

                                  AS "SELLER"

                               TABLE OF CONTENTS

ARTICLE 1.  DEFINITIONS...................................................  1

ARTICLE 2.  QUANTITY; NOMINATIONS.........................................  2

ARTICLE 3.  FAILURE TO PERFORM............................................  3

ARTICLE 4.  TRANSPORTATION................................................  4

ARTICLE 5.  QUALITY.......................................................  6

ARTICLE 6.  DELIVERY AND PRESSURE; TITLE AND CONTROL; LIABILITY...........  6

ARTICLE 7.  MEASUREMENT...................................................  7

ARTICLE 8.  COMMODITY CHARGE..............................................  7

ARTICLE 9.  BILLING AND PAYMENT........................................... 10

ARTICLE 10. TAXES......................................................... 12

ARTICLE 11. LAWS AND REGULATION........................................... 12

ARTICLE 12. FORCE MAJEURE................................................. 12

ARTICLE 13. WARRANTY OF TITLE AND ROYALTIES............................... 13

ARTICLE 14. TERM.......................................................... 13

ARTICLE 15. CONFIDENTIALITY............................................... 13

ARTICLE 16. ARBITRATION................................................... 14

ARTICLE 17. MISCELLANEOUS................................................. 15

                        GAS SUPPLY AND SERVICE AGREEMENT

     THIS AGREEMENT is made and entered into as of September 1, 1996 (the "Effective Date"), by and between CHEVRON PRODUCTS COMPANY, a division of Chevron U.S.A. Inc., a Pennsylvania corporation, herein referred to as "Buyer", and NATURAL GAS CLEARINGHOUSE, a Colorado general partnership, herein referred to as "Seller".

                                   WITNESSETH

     WHEREAS, Buyer requires a firm but flexible supply of natural gas for use in Buyer's Perth Amboy Asphalt Plant in Middlesex County, New Jersey, and Seller desires to sell such gas to Buyer on a firm basis as provided herein;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

                                   ARTICLE 1.
                                  DEFINITIONS

     For the purpose of this Agreement, the following definitions are applicable:

     1.1. The term "Agreement" means this agreement, including all exhibits attached hereto and all amendments hereof that may be made from time to time.

     1.2. The term "Btu" means British thermal unit, and is the quantity of heat required to raise the temperature of 1 pound of water from 58.5 to 59.5 Fahrenheit.

     1.3. The term "Business Day" means any day on which commercial banks in Houston, Texas, are open for general business.

     1.4. The term "Contract Year" means the 12-month period from September 1 of each year through August 31 of the succeeding year during the term hereof.

     1.5. The term "day" means a period of 24 consecutive hours, coinciding with the gas day of Tetco.

     1.6. The term "Facility" means Buyer's Perth Amboy Asphalt Plant in Middlesex County, New Jersey.

     1.7. The term "FERC" means the Federal Energy Regulatory Commission or successor agency.

     1.8. The term "gas" means natural gas to be made available by Seller and taken by Buyer under the terms of this Agreement.

     1.9. The term "Locked Price" means the price per MMBtu to be paid by Buyer, in lieu of the otherwise applicable Commodity Charge, for Locked Quantities of gas purchased hereunder. A Locked Price shall be determined in accordance with Section 8.5. hereof.

     1.10. The term "Locked Quantities" means quantities of gas to be sold by Seller and purchased by Buyer during any month during the term hereof, as to which a Locked Price has been established.

     1.11. The term "MMBtu" means 1,000,000 British thermal units.

     1.12. The term "month" means the period beginning on the first day of a calendar month and ending on the first day of the next succeeding month.

     1.13. The term "Party" or "Parties" means Seller and/or Buyer under this Agreement.

     1.14. The term "Delivery Point" means either (a) the interconnect between Tetco and the Facility.

     1.15. The terms "Transporter" and "Tetco" mean Texas Eastern Transmission Company.

     1.16. The term "Unlocked Quantities" means quantities of gas as to which no Locked Price has been established.

     1.17. The term "Maximum Contract Quantity" or "MCQ" means 10,000 MMBtu per day of gas.

     1.18. The term "Daily Baseload Quantity" or "DBQ" means the quantity of gas (in MMBtu per day) nominated as such by Buyer at least 48 hours prior to the first of the month nomination deadline for transportation on Texas Eastern
Transmission Company.   In the absence of written agreement to the contrary, the
DBQ shall never exceed the MCQ.

                                   ARTICLE 2.
                             QUANTITY; NOMINATIONS

     2.1. SELLER'S OBLIGATION. On each day during the term hereof, Seller will make available at the Delivery Point, if nominated by Buyer as provided herein, the full natural gas requirements of the Facility (including any requirements for gas supplies which Buyer will provide to other facilities located on or near the Facility property and which are related to or in support of the operation of the Facility, whether owned by an affiliate of Buyer or a third party), up to but not to exceed the Maximum Contract Quantity.

     2.2. BUYER'S OBLIGATION. On each day during the term hereof, Buyer shall take from Seller, if made available at the Delivery Point, the full natural gas requirements of the Facility. This provision shall not, however, prevent Buyer from acquiring gas or alternate fuels from third parties when necessary to mitigate its damages from Seller's non-delivery as described in Section 3.1.

     2.3. PURCHASE NOMINATIONS. By the 20th day of each month or five Business Days prior to Texas Eastern's first of the month nomination deadline, whichever is earlier, Buyer shall provide Seller a non-binding, good-faith estimate of the quantities of gas which the Facility expects to require on each day of the subsequent month. At least 48 hours before Texas Eastern's first of the month nomination deadline, Buyer shall advise Seller of the Daily Baseload Quantity which Buyer elects for the upcoming month, using a form similar to that attached hereto as Exhibit "A". Thereafter, any daily nomination changes which Buyer desires to make after its first of the month nomination shall be transmitted to Seller at least two hours prior to Texas Eastern's nomination deadline for the day on which the change is to be effective. Seller agrees to use its best efforts to accept and implement nominations after the deadlines stated above, subject to the requirements and willingness of the applicable Transporter. Buyer's and Seller's representatives shall exchange information as necessary to ensure that Seller is aware, to the maximum extent practicable, of the actual gas requirements of the Facility for each day.

                                   ARTICLE 3.
                               FAILURE TO PERFORM

     3.1. SELLER'S FAILURE TO MAKE GAS AVAILABLE. If Seller fails, in whole or in part, to make available to Buyer's Facility the full quantity of gas nominated by Buyer on any day, and if such failure is not excused by an event of force majeure, Buyer shall be entitled to recover liquidated damages for such failure in an amount equal to the shortfall in delivery, multiplied by Buyer's cost per MMBtu of cover supplies, including natural gas, vaporized propane, or other alternate fuels, less the Commodity Charge which would have been payable but for the failure to deliver. Seller agrees to pay Buyer any liquidated damages to which Buyer is entitled under this Section 3.1. on or before the 10th day after Seller receives a written calculation of the amount of such liquidated damages from Buyer. Buyer shall use reasonable efforts to notify Seller prior to obtaining replacement supplies and to obtain any replacement supplies at the lowest reasonable price, but it is understood that Buyer's Facility does not employ full time gas supply management personnel and the only practical source of cover may be vaporization of propane, other alternative fuels, or unauthorized overrun gas from the Transporter's system.

     3.2. BUYER'S FAILURE TO PURCHASE GAS. If Buyer fails on any day, to purchase the full quantity of gas nominated by Buyer on any day, as set forth in
Section 2.3., and if such failure is not excused by an event of force majeure or Seller's failure to make gas available, Seller shall be entitled to recover liquidated damages for such failure in an amount equal to the purchase deficiency multiplied by the amount, if any, by which the Commodity Charge which would have been payable hereunder exceeds the price per MMBtu received by Seller in an alternate sale of the deficient quantity. Buyer agrees to pay Seller any liquidated damages to which Seller is entitled under this Section 3.2. on or before the 10th day after Buyer receives a written calculation of the amount of such liquidated damages from Buyer. Seller shall use reasonable efforts to obtain the highest price reasonably available in any such alternate sale.

     3.3. TERMINATION RIGHTS UPON MATERIAL DEFAULT. If Seller fails to make available to Buyer's Facility at least 95% of the full quantity of gas nominated by Buyer on any three consecutive days after notice to Seller that a default has occurred, or on five or more days (following notice in each case), which need not be consecutive, in any calendar year, and if such failure is not excused by an event of force majeure, Buyer shall have the right to terminate this Agreement by giving Seller at least thirty days prior written notice of termination. Any notice of termination under this Section must be given within thirty days after occurrence of the event(s) on which the termination is based. Neither Party shall have any liability to the other under this Agreement following any termination of this Agreement pursuant to this Section, except for payment of amounts accruing prior to such termination.

     3.4. NO SPECIAL DAMAGES. THE REMEDIES SPECIFIED IN SECTIONS 3.1., 3.2., and 3.3. ABOVE, AND SECTION 8.5.5. BELOW, SHALL BE THE SOLE AND EXCLUSIVE REMEDIES FOR SELLER'S FAILURE TO DELIVER GAS ACCORDING TO THIS AGREEMENT. THE PRICING AND BALANCING PROVISIONS OF THIS AGREEMENT ARE INTENDED AS SELLER'S EXCLUSIVE REMEDIES FOR ANY FAILURE BY BUYER TO PURCHASE NOMINATED QUANTITIES OF GAS UNDER THIS AGREEMENT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES FOR ANY BREACH OR ALLEGED BREACH OF THIS AGREEMENT.

     3.5. NO THIRD PARTY BENEFICIARIES. It is specifically agreed that there are no third party beneficiaries to this Agreement, and that this Agreement shall not impart any rights enforceable by any person, firm, organization, or corporation not a Party hereto.

                                   ARTICLE 4.
                                 TRANSPORTATION

     4.1. TRANSPORTATION GUIDELINES. The rules, guidelines, operational procedures and policies of the Transporter(s), as they may be changed from time to time, shall define and control the manner in which gas delivered and sold under this Agreement is transported. Seller and Buyer each agree to provide to the other, in as prompt a manner as reasonable, all information necessary to permit scheduling pursuant to such requirements.

     4.2.  TRANSPORTATION IMBALANCES.

           4.2.1. General. If Seller delivers to the Transporter or Buyer takes at the Delivery Point(s) a quantity of gas not equal to the quantity nominated and confirmed for transportation, a "Transportation Imbalance" may occur. Upon notification by the other Party or Transporter that a Transportation Imbalance exists, each Party will exercise due diligence to correct the Transportation Imbalance, subject to any restrictions imposed by Transporter(s). Buyer and Seller agree to use due diligence to prevent or diminish any occurrences of Transportation Imbalances, and to minimize any resulting imbalance penalties through the use of imbalance trading or netting procedures, or other methods offered by the Transporter. Adjustments to transportation nominations made pursuant to this paragraph shall not modify or impair the Parties' obligations or remedies as set forth in Article 3.

           4.2.2. Imbalance Cashouts. The Transporter's tariff or applicable contracts may contain provisions under which, in the event of Transportation Imbalances related to the gas sold and purchased hereunder, a Party to this Agreement may be required to purchase net imbalance quantities from the Transporter, or to sell net imbalance quantities to the Transporter, at prices determined pursuant to the Transporter's tariff or the applicable contract (such purchases and/or sales being referred to herein as "cash-outs"). If one Party hereto is required by the Transporter to cash out an imbalance caused by the other Party's failure to deliver or receive the quantity of gas nominated and confirmed for transportation, the Party whose act or omission caused the Transportation Imbalance shall reimburse the other Party for the penalty component of the cash-out price. For purposes of this Agreement, the penalty component of a cash-out price shall be the amount by which the price at which a Party is required to buy the cashed-out quantity exceeds the Commodity Charge effective when the imbalance accrued, or the amount by which the Commodity Charge in effect when the imbalance accrued exceeds the price at which a Party is required to sell the cashed-out quantity. Due to the possibility of graduated penalties in the Transporter's tariff, several different penalty components may apply to portions of a Transportation Imbalance. Once determined, any penalty components of cash-out prices shall be multiplied by the quantities cashed out to which such penalties are applicable.

           4.2.3. Other Transportation Penalties. Seller shall hold Buyer harmless from all costs and penalties in addition to those described in Section
4.2.2. which may be assessed by Transporter(s) as a result of over-delivery or under-delivery of gas caused by Seller. Buyer shall hold Seller harmless from all costs and penalties in addition to those described in Section 4.2.2. which may be assessed by Transporter(s) as a result of over-takes or under-takes of gas caused by Buyer.

           4.2.4. Minimization of Penalties. If any costs or penalties associated with the transportation of gas are anticipated, the Party becoming aware that such costs or penalties may be assessed or incurred shall inform the other Party promptly after the Party becomes aware, followed by notice in writing. Each Party shall then promptly cooperate in good faith with the other Party to minimize or eliminate, if possible, such costs or penalties. The Parties shall cooperate with each other and with the Transporter to verify delivery and receipt of the Nominated Purchase Quantity on a timely basis.

     4.3. UPSTREAM TRANSPORTATION. Seller shall be responsible for transportation to the Delivery Point(s) and payment of all transportation charges relating thereto. Buyer shall be responsible for any transportation from the Delivery Point(s) and payment of all transportation charges relating thereto.

                                   ARTICLE 5.
                                    QUALITY

     5.1. SPECIFICATIONS OF TRANSPORTER. All gas delivered hereunder shall conform to the quality specifications set forth in the transportation agreement and/or FERC-approved tariff of the Transporter delivering the gas at the Delivery Point. Seller's tender of gas which does not meet such quality specifications shall be deemed a failure to deliver gas for purposes of Article
3. hereof unless the tender of off-spec gas is caused by an event of force majeure.

     5.2. TESTING. Buyer shall have the right to be represented and to participate in all tests of gas delivered hereunder. Upon request by Buyer, not more often than once a month, Seller shall cause the Transporter delivering gas at the Facility to provide Buyer's representative at the Facility a Certificate of Analysis showing the composition and content of the gas at the Delivery Point.

                                   ARTICLE 6.
              DELIVERY AND PRESSURE; TITLE AND CONTROL; LIABILITY

     6.1. DELIVERY AND PRESSURE. All gas to be sold and purchased hereunder shall be delivered to Buyer at the Delivery Point at the pressure maintained in the facilities of the Transporter from time to time.

     6.2. TITLE AND CONTROL. Title to the gas delivered hereunder shall pass to and vest in Buyer at the Delivery Point. Seller shall be deemed to be in exclusive control and possession of said gas prior to the time of delivery to Buyer, and Buyer shall be deemed to be in exclusive control and possession of said gas thereafter.

     6.3. LIABILITY. The Party deemed to be in control and possession of the gas sold hereunder shall be responsible for and shall indemnify, defend and hold the other Party harmless with respect to any losses, claims, liabilities or damages arising therefrom when such gas is deemed to be in that Party's control and possession.

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.



                                   ARTICLE 7.
                                  MEASUREMENT

     The unit of volume for measurement of gas delivered hereunder shall be 1 cubic foot of gas. The sales unit of the gas shall be one MMBtu, determined on a dry basis. All measurements of gas delivered and sold hereunder shall be in accordance with the provisions of the tariff of the Transporter, insofar as such tariff applies at the Delivery Point.

                                   ARTICLE 8.
                                COMMODITY CHARGE

     8.1. CALCULATION OF COMMODITY CHARGE. For each MMBtu of gas delivered to Buyer by Seller at the Delivery Point, Buyer shall pay Seller a "Commodity Charge" calculated as follows:

           8.1.1. For all gas nominated and delivered hereunder on any day up to the Daily Baseload Quantity, the Commodity Charge shall be Seller's actual
* and reasonable cost of acquiring the gas, plus REDACTED per MMBtu. (The Parties intend that the portion of the Commodity Charge determined in this Section by reference to Seller's acquisition cost be replaced by a published index price at such time as the Parties agree that a suitable published index price exists. In that event, this Section shall be amended accordingly.)

           8.1.2. For the quantity of gas, if any, delivered on any day pursuant to Buyer's nomination which is in excess of the Daily Baseload Quantity, the Commodity Charge shall be the midpoint of the range of prices quoted for gas flowing on that day in the publication "Gas Daily" under "Daily
*    Price Survey" for Tetco's M-3 Zone, plus REDACTED per MMBtu.

     8.2. SWING DOWN ADJUSTMENTS. On any day when Buyer nominates less than the Daily Baseload Quantity, a swing-down adjustment shall apply. The swing-down adjustment shall be calculated as follows. If Buyer nominates less than the Daily Baseload Quantity on any day, the midpoint of the range of prices quoted for gas flowing on that day in the publication "Gas Daily" under "Daily Price Survey" for Tetco's M-3 Zone shall be subtracted from the Commodity Charge provided for in Section 8.1.1., and the result shall be multiplied by the difference between the Daily Baseload Quantity and the quantity nominated for that day. If the resulting amount is a negative number, that amount shall be credited to Buyer on the monthly invoice for that month's deliveries. If the resulting amount is a positive number, that amount shall be charged to Buyer on the monthly invoice for that month's deliveries.

     8.3. NON-PUBLICATION OF INDEX. If any index required for establishing the Commodity Charge is not published in the applicable publication, or if significant changes in the marketplace render the current index unsatisfactory for determining the Commodity Charge, then, in the absence of mutual agreement to the contrary, a replacement index shall be determined by binding arbitration in accordance with Article 16. hereof. In any such arbitration, each Party shall submit its proposal for the replacement index and the arbitrators will be charged to select from the two proposals the one which best reflects the market price of gas delivered to the Facility under all of the terms and conditions of this Agreement. Pending determination of a new index, whether by agreement or arbitration, the last available index shall be used, subject to retroactive adjustment after the new index is determined.

     8.4. PRICE RENEGOTIATION. Beginning two years after the Effective Date, either Party may request renegotiation of the Commodity Charge payable under this Agreement if such Party believes in good faith that the current methodology does not reflect the fair market value of gas delivered to the Delivery Points under similar contractual terms. If either Party requests renegotiation pursuant to this Section 8.4., the Parties shall meet and attempt in good faith to reach agreement on a different formula for calculation of the Commodity Charge. In any such price renegotiation, and in any arbitration resulting from a price renegotiation, the following principles will be applied. The Parties agree, for purposes of any arbitration which may be requested, that the Commodity Charge is intended to fairly compensate Seller for the gas supplied under this Agreement and the related services being provided by Seller, to allow Seller a reasonable opportunity to fully recover its costs of providing such gas and services, and to provide Seller a reasonable profit for the efforts expended by it, taking into consideration the assets placed by Buyer at Seller's disposal and the opportunities those assets offer. In addition, the Parties acknowledge that (a) the Commodity Charge is designed primarily to allocate to Buyer the risk of daily and monthly changes in the commodity price of natural gas, and to compensate Seller for its services in obtaining, delivering and otherwise managing the gas supply for the Facility, and (b) Seller's liability for non-performance under this Agreement is limited to Buyer's cost of cover. Therefore, evidence of Seller's costs of providing the services called for under this Agreement will be given greater weight than evidence of charges or fees under other agreements in which the seller bears a greater portion of the risk of commodity price fluctuations or a greater potential liability for non-performance. If the Parties are unable to reach agreement within 60 days after delivery of the request for renegotiation, then upon 30 days prior written notice, either Party may require that the issue(s) be submitted to binding arbitration in accordance with Article 16. In any such arbitration, each Party shall submit a detailed proposal for calculation of the Commodity Charge and the arbitrators will be charged to select from the two proposals the one which best reflects the fair market value of gas delivered to the Facility under all of the terms and conditions of this Agreement, including the principles stated in this
Section 8.4. If the Commodity Charge is redetermined by arbitration as provided above, then neither Party shall have the right to again have such issue(s) submitted to arbitration for at least twelve months following the decision of the arbitrators.

     8.5. LOCKED PRICE. Subject to the terms set forth herein, in lieu of paying the applicable Commodity Charge hereunder, Buyer may lock the price of all or a portion of the gas to be purchased during any of the 12 months immediately following the date of Buyer's request to lock price (insofar as such months are during the term hereof), by notifying one of Seller's authorized representatives by telephone of Buyer's desire to lock price on such gas. If Buyer opts for such a Locked Price and the Commodity Charge otherwise payable is based in part upon a published index, or other base amount, plus a monetary adjustment, the Locked Price so established shall replace the index or base amount as to Locked Quantities affected by such Locked Price, but the monetary adjustment shall still be applied to such Locked Quantities.

           8.5.1. Timing for Requesting Locked Price; Recording of Conversations. Buyer may request quote of a Locked Price for gas to be delivered hereunder by telephone on any Business Day, between the hours of 8:30 a.m. and 2:00 p.m., local Houston, Texas time, up to and including the 7th Business Day prior to the beginning of the month to which the Locked Price shall apply. The Parties acknowledge and agree that all telephone conversations between them relating to a Locked Price may by recorded by either Party, or both, for purposes of establishing the terms and conditions associated with the Locked Price. The Parties also agree that the taped conversation may be used to prove the terms and conditions associated with a Locked Price if the Parties subsequently disagree on such terms and conditions.

           8.5.2. Procedures. As soon as possible after Buyer's telephonic request, but in any event within 24 hours (excluding weekends and holidays), Seller shall determine the price per MMBtu at which it is willing and able to lock price and shall notify Buyer's authorized representative of such price. The Locked Price will be based on the NYMEX (or other exchange selected by Seller) posting for the natural gas futures contract applicable to the month(s) requested by Buyer and prevailing at the time of Buyer's request for a Locked Price, plus a basis differential adjustment to equate the posted price with an imputed price at the applicable Delivery Point. If Buyer accepts such Locked Price, then Seller shall forward to Buyer a "Price Lock Confirmation", similar to the form attached hereto as Exhibit "B", which specifies the terms to which the Parties have agreed. Said Price Lock Confirmation shall be forwarded to Buyer prior to the end of the month in which deliveries are to be made. The terms set forth in the Price Lock Confirmation shall be binding upon the Parties unless Buyer notifies Seller in writing that Buyer disputes one or more of the terms set forth in said Price Lock Confirmation within 48 hours, exclusive of weekends and Chevron holidays, after Buyer receives the same. Any terms which remain undisputed after expiration of said period shall be binding on the Parties, and the Parties shall work together in good faith to resolve any disputes as expeditiously as possible.

           8.5.3. Multiple Price Locks. Buyer may request and establish a Locked Price on gas quantities for a particular month more than once, so long as Buyer meets the requirements of this Section 8.5. with regard to timing. Seller at its option may include all Locked Prices and Locked Quantities in one Price Lock Confirmation for any applicable month.

           8.5.4. Irrevocability; Nominations; Allocation. Once a Locked Price has been established for a delivery month hereunder, the Locked Price shall be irrevocable as to the affected Locked Quantities, and shall not thereafter be subject to change. Additionally, for any month as to which a Locked Price has been established, Buyer shall be obligated to nominate and take a quantity of gas not less than the Locked Quantities then in effect. If Buyer elects to establish a Locked Price for less than all of the gas to be delivered in any applicable month, and/or if Buyer and Seller have established more than one Locked Price for different Locked Quantities, the first gas delivered during said month shall be the first Locked Quantities established, followed by any additional Locked Quantities in the order they were established, followed by any Unlocked Quantities of gas.

           8.5.5. Failure to Purchase Locked Quantities. If Buyer fails to purchase the full quantity of gas subject to a Locked Price in any month, then, to the extent such failure is not the result of force majeure or Seller's failure to make the gas available, Buyer shall pay Seller liquidated damages calculated as follows. The unexcused deficient purchase quantity of gas subject to a Locked Price shall be multiplied by the difference between the Locked Price and the settlement price of the natural gas futures contract on NYMEX (or other applicable exchange) for the Month in which the deficiency occurred, plus or minus the basis differential set forth in the Price Lock Confirmation. In addition, if Seller has entered into a financial instrument, including, without limitation, an over-the-counter basis swap, for purposes of hedging the risk associated with the basis differential component of the Locked Price, Buyer shall reimburse Seller one hundred percent (100%) of the actual losses incurred by Seller under such financial instrument to the extent such losses result from Buyer's unexcused failure to purchase gas subject to a Locked Price. Seller shall exercise its best efforts to minimize such losses (including for example the early termination of financial instruments if Seller reasonably believes at the time of termination that early termination may minimize such losses). Buyer's obligation to purchase gas subject to a Locked Price is a monthly obligation and not a daily obligation and therefore for purposes of this Section Buyer shall have compiled with its obligation to purchase quantities of gas subject to a Locked Price if it purchases such quantities during the course of the Month.

           8.5.6. Cessation of Futures Trading. If natural gas futures contracts cease to be traded on the New York Mercantile Exchange or on any other mercantile exchange acceptable to Seller in its sole discretion, then after such cessation Seller shall be relieved of any and all obligation to establish Locked Prices hereunder.

                                   ARTICLE 9.
                              BILLING AND PAYMENT

     9.1. BILLING AND PAYMENT. Not later than the 15th day of each month, Seller shall provide Buyer an invoice (which may be transmitted by electronic facsimile) setting forth the quantities of gas delivered at the Delivery Point during the preceding month, the amount due therefor and any other charges, credits or adjustments due under the terms hereof. If actual quantities are not available by the time Seller prepares its invoice, Seller may invoice based on the quantities nominated and confirmed for transportation, subject to appropriate adjustments to actual quantities when available. Buyer shall make payment by wire transfer by the 25th day of the month following the delivery month, or within 10 Days after receipt of Seller's invoice, whichever is later; provided, however, that payments which would be due on a Saturday or bank holiday shall be due on the last preceding Business Day, unless the bank holiday falls on a Monday. Payments otherwise due on Sunday or on a Monday bank holiday shall be due on the first succeeding Business Day.

     9.2. BILLING DISPUTES. If a dispute arises as to the amount payable in any invoice rendered hereunder, Buyer shall nevertheless pay when due the amount not in dispute under such invoice. Such payment shall not be deemed to be a waiver of the right by Buyer to recoup any overpayment, nor shall acceptance of any payment be deemed to be a waiver by Seller of any underpayment. If Buyer fails to forward the entire undisputed amount due to Seller when same is due, interest on the unpaid portion shall accrue at a rate equal to 2% above the prime rate charged by Wells Fargo Bank, San Francisco, from time to time, or the maximum legal rate, whichever is the lesser, compounded daily from the date such payment is due until the same is paid. If Buyer's failure to pay the undisputed portion of any invoice rendered hereunder continues beyond five days after the due date of such invoice, then Seller, in addition to all other legal remedies available to it, shall have the right and option upon written notice to Buyer to (a) suspend further deliveries of gas until such default shall have been cured, and
(b) terminate this Agreement if the payment default is not cured within five days after such written notice is given.

     9.3. NOTICE OF DISPUTE. If Buyer withholds payment of any disputed amount as authorized herein, Buyer shall within 15 days after the due date of the disputed invoice submit to Seller a written explanation of the dispute and any available supporting documentation. The Parties shall then cooperate in good faith to resolve such dispute as expeditiously as possible, and the portion, if any, of such disputed amount eventually determined to be due shall bear interest at the rate stated in Section 9.2. from the original due date until the date actually paid.

     9.4. AUDIT. Each Party shall have the right at its own expense to examine and audit at any reasonable time the books, records and charts of the other to the extent necessary to verify the accuracy of any statements or charges made under or pursuant to any of the provisions of this Agreement. Upon request, Buyer shall also make available to Seller for audit purposes any relevant records of the Transporter to which Buyer has access. A formal audit of accounts shall not be made more often than once each Contract Year. Any inaccuracy will be promptly corrected when discovered; provided, however, that neither Party shall be required to maintain books, records or charts for a period of more than 2 Contract Years following the end of the Contract Year to which they are applicable. Neither Party shall have any right to question or contest any charge or credit if the matter is not called to the attention of the other Party in writing within 2 years of the end of the Contract Year in question.

                                   ARTICLE 10.
                                     TAXES

     The price for gas delivered hereunder is inclusive of all production, severance, ad valorem, or similar taxes levied on the production or transportation of the gas prior to its delivery to or for the account of Buyer at the Delivery Point, and all such taxes shall be borne and paid exclusively by Seller. The price does not include any Federal, Indian, State or local sale, use, consumption, or similar taxes of whatever designation which may now or hereafter be imposed on the transfer of title or possession of the gas to or for the account of Buyer, or on Buyer's subsequent use or disposition thereof. Any such taxes shall be paid by Buyer directly to the taxing authority unless Seller is required by law to collect and remit such taxes, in which case Buyer shall reimburse Seller for all amounts so paid. If Buyer claims exemption from any such taxes, Buyer shall provide Seller a tax exemption certificate or other appropriate documentation thereof.


                                   ARTICLE 11.
                              LAWS AND REGULATION

     This Agreement is subject to all valid laws, orders, rules and/or regulations of any and all duly constituted governmental authorities, Federal, State or local, to the extent such laws, regulations, and orders are applicable and effective from time to time.

                                   ARTICLE 12.
                                 FORCE MAJEURE

     12.1. SUSPENSION OF OBLIGATIONS. If either Party hereto is rendered unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payment for gas delivered hereunder, then upon such Party's giving notice and full particulars of such force majeure in writing to the other Party as soon as practicable after the occurrence of the cause relied on, the obligations of the Party giving such notice, so far as they are affected by such force majeure, shall be suspended during the continuance of any inability so caused but for no longer period, and such cause shall as far as possible be remedied with all reasonable dispatch.

     12.2. DEFINITION OF FORCE MAJEURE. The term "force majeure" as employed herein means acts of God, strikes, lockouts, or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, hurricanes or storms, hurricane or storm warnings which result in the precautionary shut-down or evacuation of production facilities, earthquakes, fires, floods, washouts, arrest and restraints of governments and people, civil disturbances, explosions, breakage or accidents to machinery, equipment, or lines of pipe, freezing of wells or lines of pipe, interruption or curtailment of transportation by the Transporter (but only interruption or curtailment of firm transportation if the gas is subject to a Locked Price under
Section 8.5.), partial or entire failure of wells, and any other cause beyond the

                                               Confidential Treatment Requested.
                                                  The redacted material has been
                                           separately filed with the Commission.



reasonable control of the Party affected which renders that Party unable to carry out its obligations under this Agreement. The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the above requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing Party when such course is inadvisable in the discretion of the Party having the difficulty. A failure to perform by a supplier of gas to Seller shall constitute force majeure under this Agreement only to the extent that such failure was caused by force majeure as defined herein.


                                   ARTICLE 13.
                        WARRANTY OF TITLE AND ROYALTIES

     13.1. TITLE. Seller hereby warrants title to the gas sold by it hereunder and its right to sell the same and warrants that all such gas shall be delivered by Seller free from all liens, encumbrances and adverse claims, including, but not limited to liens to secure payment of production taxes, severance taxes and other taxes.

     13.2. ROYALTIES AND OTHER CHARGES. Seller shall pay or cause to be paid all royalties and other sums due on the gathering and handling of the gas prior to its delivery to Buyer. Seller shall indemnify and save Buyer harmless from and against all suits, actions, damages, costs and expenses arising from or out of any breach of this provision.

                                   ARTICLE 14.
                                      TERM

       This Agreement shall commence on the Effective Date and shall continue in force and effect, unless terminated earlier under the provisions hereof, for
* a primary term of REDACTED, and year to year thereafter until and unless terminated by either Party upon prior written notice delivered not less than ninety days prior to the end of the primary term or any annual renewal term thereafter.

                                   ARTICLE 15.
                                CONFIDENTIALITY

     15.1. CONFIDENTIALITY. Each Party agrees that it will maintain the commercial terms of this Agreement in strictest confidence and that it will not cause or permit disclosure of those terms to any third party without the express written consent of the other Party hereto; provided, however, that such third party restriction does not apply to affiliated companies. Disclosures otherwise prohibited by this Article 15. may be made by either Party (1) to the extent necessary for such Party to enforce its rights hereunder against the other Party, (2) to the extent a Party is contractually or legally bound to disclose financial information to a third party such as a royalty owner or partner, or (3) only to the extent to which a Party hereto is required to disclose all or part of this Agreement by a statute or by a court, agency, or other governmental body exercising jurisdiction over the subject matter hereof, by order, by regulation or by other compulsory process (including, but not limited to, deposition, subpoena, interrogatory, or request for production of documents).

     15.2. NOTIFICATION OF DISCLOSURE. If either Party is or becomes aware of a fact, obligation or circumstance that has resulted or may result in a disclosure authorized in Section 15.1., it shall so notify the other Party promptly and shall provide documentation or an explanation of the disclosure as soon as it is available. Each Party further agrees to cooperate to the fullest extent in seeking confidential status to protect any material so disclosed.

     15.3. DISCLOSURE TO CONSULTANTS OR COUNSEL. The Parties hereto acknowledge that consultants or legal counsel may, from time to time, be provided with a copy of this Agreement and agree that such disclosure does not require consent by the other Party, provided that such consultants or counsel are obligated to abide by the terms and conditions of this Article 15.

                                   ARTICLE 16.
                                  ARBITRATION

     16.1. ALL DISPUTES ARBITRATION. All disputes between the Parties arising under this Agreement shall be submitted to arbitration in accordance with this
Article 16., and the Parties hereby expressly waive all rights to have any such disputes heard before a court of law, except the right to enforce an arbitration award as described in Section 16.5. Arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. (S) 1, et seq., and not by the arbitration acts, statutes or rules of any other jurisdiction.

     16.2. PROCEDURE. In the event the Parties are unable to resolve a dispute arising under this Agreement after exercising good faith efforts to do so, either Party may require that the matter be resolved through binding arbitration by submitting a written notice to the other. The notice shall name the noticing Party's arbitrator and shall contain a statement of the issue(s) presented for arbitration. Within fifteen days after receipt of a notice of arbitration, the other Party shall name its arbitrator by written notice and may designate any additional issue(s) for arbitration. The two named arbitrators shall select the third arbitrator within fifteen days after the date on which the second arbitrator was named. Should the two arbitrators fail to agree on the selection of the third arbitrator, either Party shall be entitled to request the Senior Judge of the United States District Court of the Southern District of Texas to select the third arbitrator. All arbitrators shall be qualified by education or experience within the energy industry to decide the issues presented for arbitration. No arbitrator shall be a current or former director, officer or employee of either Party, or its affiliates; an attorney (or member of a law firm) who has rendered legal services to either Party, or its affiliates, within the preceding three years; or an owner of any of the common stock of either Party or its affiliates.

     16.3. ARBITRATION HEARINGS. The three arbitrators shall commence the arbitration hearing within twenty-five days following the appointment of the third arbitrator. The proceeding shall be held at a mutually acceptable site in Houston, Texas. If the Parties are unable to agree on a site, the arbitrators shall select a site. The arbitrators shall have the authority to establish rules and procedures governing the arbitration hearing. Each Party shall have the opportunity to present its evidence at the hearing. The arbitrators may call for the submission of pre-hearing statements of position and legal authority, but no post-hearing briefs shall be submitted. After the presentation of the evidence has concluded, each Party shall submit to the arbitration panel a final offer of its proposed resolution of the dispute. The arbitration panel shall not have the authority to award incidental (except as specifically provided herein), consequential, special, punitive or exemplary damages. In addition, if the issue under consideration is limited to a determination of an amount of money owed by one Party to the other, the arbitration panel shall be charged to select from the two proposals the one which the panel finds to be the most reasonable and consistent with the terms and conditions of this Agreement, and the arbitration panel shall not average the Parties' proposals or otherwise craft its own remedy. The arbitrators' decision must be rendered within thirty days following the conclusion of the hearing or submission of evidence, but no later than 90 days after appointment of the third arbitrator. All evidence submitted in an arbitration proceeding, transcripts of such proceedings, and all documents submitted by the Parties in an arbitration proceeding shall be deemed confidential information subject to
Article 15., above.


     16.4. ARBITRATION DECISION. The decision of the arbitrators or a majority of them, shall be in writing and shall be final and binding upon the Parties as to the issue submitted. Each Party shall bear the expense and cost of own attorneys and witnesses, its own arbitrator and one-half of the expense and cost of the third arbitrator.

     16.5. ENFORCEMENT OF AWARD. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The prevailing Party shall be entitled to reasonable attorneys' fees in any court proceeding brought to enforce or collect any award or judgment rendered by the arbitrators.


                                   ARTICLE 17.
                                 MISCELLANEOUS

     17.1. WAIVERS. No waiver by either Seller or Buyer of any default of the other under this Agreement shall operate as a waiver of future default, whether of like or different character nature.

     17.2. BINDING NATURE; ASSIGNMENT AS SECURITY. This Agreement shall be binding upon and inure to the benefit of the successors and assigns, or the heirs, administrators, or executors of the Parties hereto. Either Party hereto may assign its right, title and interest in, to and under this Agreement, including without limitation, any and all renewals, extensions, amendments, and/or supplements herein to any individual, bank, trustee, company or corporation as security for any notices, bonds or other obligations or securities of such assignor; provided, however, that no such assignment shall in any way operate to enlarge, alter or change any obligation of the other Party hereto.

     17.3. ASSIGNMENT. Seller and Buyer reserve the right to assign this Agreement in its entirety to any of their affiliates; however, ultimate responsibility for performance hereunder shall remain with the respective Party hereto. Except provided in the foregoing sentence, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which shall not unreasonably be withheld. Notwithstanding the foregoing, either Party shall have the right to condition such Party's consent to an assignment of this Agreement to an unaffiliated third party on the agreement of the assignee to a renegotiation of the terms of this Agreement within one year after the effective date of the assignment.

     17.4. FACILITY SHUTDOWN OR DOWNSIZING. If Buyer, during the term of this Agreement, shuts down the Facility entirely, Buyer may terminate this Agreement without liability upon not less than ninety days' prior written notice to Seller. If Buyer reduces operation of the Facility so as to significantly reduce the Facility's gas requirements, Buyer shall have the right, upon similar notice to Seller, to reduce any applicable minimum daily quantity to correspond to such reduced requirements. Nothing in this Section shall relieve Buyer from its obligations with respect to quantities of gas for which a Locked Price has been established in accordance with Section 8.5.

     17.5. NOTICES. Any notice, request, demand, or statement, provided for in this Agreement, except as otherwise herein provided, may be given in writing, delivered in person or by United States Mail, to the Parties hereto at the addresses shown below or at such other addresses as may hereafter be furnished to the other Party in writing:

           BUYER:       Notices, and Correspondence:

                        Chevron Products Company
                        1200 State Street
                        Perth Amboy, NJ  08861
                        Attention: Mike Coyle
                        Telephone:  (908) 738-2207
                        Telecopy:  (908) 738-2028
                        with a copy to:
                        Chevron Products Company
                        P.O. Box 2100
                        Houston, TX  77252
                        Attn: Scott Sederberg
                        Telecopy:  (713) 754754-2536


                        Invoices and Statements:

                        Chevron Products Company
                        1200 State Street
                        Perth Amboy, NJ  08861
                        Attention: Mike Coyle
                        Telephone:  (908) 738-2207
                        Telecopy:  (908) 738-2028


           SELLER:      Correspondence and Notices:

                        Natural Gas Clearinghouse
                        13430 Northwest Freeway, Suite 1200
                        Houston, TX  77040-6095
                        Attention:  Contract Administration, Molly Cook
                        Telephone:  713-507-3713
                        Telecopy:  713-507-6834

                        Payments Shall Be Made By Wire Transfer To:

                        Natural Gas Clearinghouse
                        Account No. 55-53911
                        First National Bank of Chicago--Chicago, IL
                        ABA Ref. No.  071000013

     Any notice initially delivered by telecopy shall be confirmed by regular mail within 1 week after transmission of the telecopy, but an inadvertent failure to confirm by regular mail shall not impact the effectiveness of the telecopied notice.

     17.6. CHOICE OF LAW. Except as provided in Article 16., all disputes directly or indirectly arising from or connected with this Agreement shall be resolved in accordance with the laws of the State of Texas; however, conflict-of-laws provisions that would require application of the law of some other state shall be disregarded in their entirety.

     17.7. MODIFICATIONS. No modification of the terms and provisions of this Agreement shall be or become effective except pursuant to and upon the due and mutual execution of an appropriate supplemental written contract by the Parties hereto.

     17.8. CONFLICTS OF INTEREST. No director, employee, or agent of either Party shall give or receive any commission, fee, rebate, gift, or entertainment of significant cost or value in connection with this Agreement. Any mutually agreeable representative(s) authorized by either Party may audit the applicable records of the other Party solely for the purpose of determining whether there has been compliance with this paragraph.


     IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals, each of which shall constitute and be an original contract.

                                 SELLER:

                                 NATURAL GAS CLEARINGHOUSE


                                 By
                                   ---------------------------------------
                                 Title
                                      ------------------------------------

                                 BUYER:


                                 CHEVRON PRODUCTS COMPANY
                                 a division of Chevron U.S.A. Inc.



                                 By
                                   ---------------------------------------

                                 Title
                                      ------------------------------------


Signature Page To Gas Supply and Service Agreement effective as of September 1, 1996, between Natural Gas Clearinghouse as Seller, and Chevron Products Company, as Buyer.

                                  EXHIBIT "A"

     To Gas Supply and Service Agreement effective as of September 1, 1996, between Natural Gas Clearinghouse as Seller, and Chevron Products Company, as Buyer.

                         FORM FOR PURCHASE NOMINATIONS

                                 [Date]
                                 Nomination of Gas
                                 [Month, Year]
                                 Contract No._____________________________

Natural Gas Clearinghouse

Attention Gas Control

Gentlemen:

Chevron Products Company hereby nominates the following quantities of gas for purchase during the month indicated above, in accordance with the terms of the captioned contract, at the following receipt points:


     ---------------------------------------------------------------------
        Effective Date           Quantity
        of Nomination:         (MMbtus/day)             Delivery Point
                        --------------------------

                          Current          New
                        Nomination      Nomination
     ---------------------------------------------------------------------

     ---------------------------------------------------------------------

     ---------------------------------------------------------------------

                                 Very truly yours,

                                 CHEVRON PRODUCTS COMPANY

                                 By
                                   ---------------------------------------
                                 Title
                                      ------------------------------------

                                  EXHIBIT "B"

                                 [Date]


                                 Price Lock Confirmation
                                 Gas Purchase Agreement
                                 Our Contract No.__________________

Chevron Products Company

[Address]


Gentlemen:

In accordance with that certain Gas Purchase Agreement effective as of September 1, 1996, by and between Chevron Products Company, a division of Chevron U.S.A. Inc., as Buyer, and Natural Gas Clearinghouse, as Seller, which agreement is incorporated herein and made a part hereof, Seller hereby confirms establishment of the following "Locked Price" and "Locked Quantities" as previously discussed and agreed orally:

Date of Parties' Oral Agreement:________________________________________________

Month of Delivery Affected:_____________________________________________________

Locked Quantities (MMBtus/day):_________________________________________________

Locked Price ($/MMBtu):_________________________________________________________

Basis Differential Adjustment ($/MMBtu):________________________________________

Remaining Unlocked Quantities (MMBtus/day):_____________________________________

This Sales Confirmation is binding upon the Parties unless Buyer notifies Seller of a dispute with all or a portion hereof 48 hours (exclusive of weekends and Chevron holidays) after Buyer's receipt hereof.

                                 Very truly yours,

                                 Natural Gas Clearinghouse

                                 By
                                   ---------------------------------------
                                            Trading Representative
                                 Date
                                     -------------------------------------
                                             Approval & Execution:
                                 Review:  CA               T/M/TR
                                             -------------       ---------

The following agreements, in accordance with Instruction 2 of Item 601, are substantially identical in all material respects to the agreement filed as
Exhibit 10.9 to the Registration Statement:

  1. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Oak Point).

  2. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Orange Plant).

  3. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Cedar Bayou Plant).

  4. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Pascagoula Refinery).

  5. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Salt Lake City Refinery).

  6. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (El Segundo Refinery).

  7. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Richmond Refinery).

  8. Gas Supply and Service Agreement, dated as of September 1, 1996, among Chevron Products Company and Natural Gas Clearinghouse (Richmond Refinery).

The following is a list of material details in which such agreements differ from
Exhibit 10.9:

  1. The calculation of the commodity charge differs slightly depending on the delivery method.

  2.  The location of each of the refineries is different.